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                                                                     EXHIBIT 4.1

                             DEMAND PROMISSORY NOTE

                                                          Pleasanton, California

US $1,500,000.00                                                    May 21, 1996


         FOR VALUE RECEIVED, the undersigned, KRAUSE'S FURNITURE, INC., a Delaware corporation (the "Maker"), HEREBY PROMISES TO PAY ON DEMAND to the order of EDSON INVESTMENTS INC., a British Virgin Islands corporation (the "Payee") at Tortola, British Virgin Islands, in lawful currency of the United States of America the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), in cash, together with interest on the declining balance of principal from the date hereof until paid in full at the rate of the lesser of 20% per annum or the maximum rate of interest allowed by law.

         Payment hereunder is due at or prior to 11:00 A.M. (Delaware time) within seven days following demand for payment thereof. Whenever payment hereunder shall be stated to be due on a day other than a day of the year on which banks are not required or authorized to close in San Francisco, California or New York City, New York (any such other day being a "Business Day"), such payment shall be made on the next succeeding Business Day.

         Maker shall be entitled to prepay the indebtedness owed hereunder in whole or in part at any time or from time to time, without penalty. Any prepayments shall be credited first to accrued interest and then to principal.

         In the event of any default in payment of this Note, the holder hereof shall be entitled to receive all costs of collection including, without limitation, reasonable attorneys' fees.

         This Demand Promissory Note shall be governed by and construed in accordance with the laws of the State of Delaware. The Maker (i) irrevocably submits to the jurisdiction of any Delaware State court or Federal court sitting in Delaware in any action arising out of this Demand Promissory Note, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of inconvenient forum and (iv) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

                                          KRAUSE'S FURNITURE, INC.

                                          By__________________________
                                          Its_________________________